Exhibit 99

On November 3, 2005, Arthur Hershaft entered into a Master Agreement with respect to a prepaid forward contract with an unaffiliated third party (the Buyer). The contract relates to the disposition of 450,000 shares of Paxar Corporation common stock held by Mr. Hershaft. Mr. Hershaft has pledged 450,000 shares of common stock to the Buyer to secure his obligation under the contract, which he must deliver not later than May 3, 2007, the termination date of the contract.


Summary terms are as follows:
Number of Shares:	450,000
Termination
Date:	May 3, 2007
Floor Price:		$17.12
Cap Price:		$20.55


Description of Transaction:	Mr. Hershaft entered into prepaid forward
contract under which he agreed to settle by (i) physical delivery of all, or some percentage, of the underlying shares to the Buyer on a forward settlement date or (ii) payment of cash. Mr. Hershaft received a prepayment of $6,943,500 in exchange for the contract. The number of shares Mr. Hershaft will be required to deliver to settle the forward contract on or before the Termination Date will depend on the market price of Paxar common stock on the date on which the forward contract is settled (Paxars share price), as described below. Alternatively, Mr. Hershaft may, at his option, deliver cash in lieu of shares to settle the forward contract. The cash payment would be equal to the value of the number of shares that Mr. Hershaft would be required to deliver to settle the forward contract on the Termination Date, as described below.

Forward Settlement:	If Paxars
share price is less than the Floor Price:	Mr. Hershaft 			will deliver to
Buyer underlying shares equal to the Number of 					Shares, specified
above.

			If Paxars share price is between the Floor Price and the Cap
Price:				Mr. Hershaft will deliver to Buyer underlying shares equal to the
				Number of Shares  [Floor Price  Paxars share price]

			If Paxars
share price is greater than the Cap Price:	Mr. Hershaft 			will deliver to
Buyer underlying shares equal to the Number of 					Shares  {[Floor Price +
(Paxars share price  Cap Price)]  					Paxars share price}